Exhibit (h)(9)(ii)

AMENDMENT

This Amendment (the “Amendment”) is made and entered into as of the 3rd day of August, 2015 between RBC Funds Trust (the “Trust”), a Delaware statutory trust, and RBC Global Asset Management (U.S.) Inc., a Minnesota Corporation (“RBC GAM (US)”).

WHEREAS, the Trust and RBC GAM (US) have entered into an Amended and Restated Expense Limitation Agreement dated as of December 6, 2012, as amended on November 27, 2013 (the “Agreement”); and

WHEREAS the Trust and RBC GAM (US) desire to amend the Agreement to modify the expense limitation arrangement for the RBC Mid Cap Value Fund series of the Trust.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

SECTION 1. SCHEDULE A. Schedule A to the Agreement is hereby amended and restated, as attached.

SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST

By:	/s/ Kathleen A. Gorman
Name:	Kathleen A. Gorman
Title:	President & CEO

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:	/s/ Carol Kuha
Name:	Carol Kuha
Title:	Chief Operating Officer

Schedule A

FUND	OPERATING EXPENSE LIMIT	INITIAL TERM THROUGH**
RBC SMID Cap Growth Fund
Class A	1.10%	January 31, 2014
Class I	0.85%	January 31, 2014

RBC Micro Cap Value Fund
Class A	1.32%	January 31, 2014
Class I	1.07%	January 31, 2014

RBC Enterprise Fund
Class A	1.33%	January 31, 2014
Class I	1.08%	January 31, 2014

RBC Small Cap Core Fund
Class A	1.15%	January 31, 2014
Class I	0.90%	January 31, 2014

RBC Mid Cap Value Fund
Class I	0.55%*	October 31, 2017*

* The Operating Expense Limit for Class I shares of the RBC Mid Cap Value Fund reflects a reduction approved by the Trust’s Board of Trustees as part of the RBC Cornerstone Investor Program to be effective August 3, 2015 through October 31, 2017. For the period up to and including August 2, the Operating Expense Limit for such class was 0.90% and the initial term of the Expense Limitation Agreement with respect to such class was through January 31, 2014.

** Note that after the initial term, this Agreement shall continue in effect from year to year thereafter for each Fund, unless and until revised or terminated, all as described in Section 3 of the Agreement.